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                                  EXHIBIT 21

                                 SUBSIDIARIES



   Name                                    Jurisdiction of Incorporation
   ----                                    -----------------------------

   Patterson Dental Supply, Inc.                     Minnesota

   Direct Dental Supply Co.                          Nevada

   Patterson Dental Canada, Inc.                     Canada

   Webster Veterinary Supply, Inc.                   Minnesota